EXHIBITS 5.1 AND 23.2

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

OPINION OF DAVIS POLK & WARDWELL LLP

November 4, 2022

Snail, Inc.
12049 Jefferson Boulevard
Culver City, CA 90230

Ladies and Gentlemen:

Snail, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of up to (i) 3,450,000 shares of Class A common stock, par value $0.0001 per share (the “Shares”), including 450,000 shares of Class A common stock subject to the Underwriters’ over-allotment option (ii) warrants to purchase 120,000 shares of Class A common stock (the “Warrants”) issuable upon the exercise of the Warrants and (iii) 120,000 shares of Class A common stock issuable upon the exercise of the Warrants (the “Warrant Shares”), each as described in the Registration Statement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	When the price at which the Shares to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Shares have been issued and delivered against payment therefor in accordance with the terms of the underwriting agreement referred to in the Prospectus, the Shares will be validly issued, fully paid and non-assessable.

2.	When the Warrants are issued and delivered in accordance with the terms of the underwriting agreement referred to in the Prospectus, the Warrants will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Warrants that requires or relates to adjustments to the exercise price at a price or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

Snail, Inc.

3.	When the Warrants are issued and delivered in accordance with the terms of the underwriting agreement referred to in the Prospectus, the Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed (i) the filing of the Amended and Restated Certificate of Incorporation (in the form filed as Exhibit 3.1 to the Registration Statement) with the Secretary for the State of Delaware and the effectiveness thereof under Delaware Law and (ii) the adoption of the Amended and Restated Bylaws of the Company (in the form filed as Exhibit 3.2 to the Registration Statement), each at or prior to the time of delivery of the Shares and the Warrants.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

November 4, 2022	2